Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synaptics Incorporated:

We consent to the use of our report dated August 26, 2016, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 25, 2016 and June 27, 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended June 25, 2016, and the effectiveness of internal control over financial reporting as of June 25, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(Signed) KPMG LLP

Santa Clara, California

August 4, 2017